Exhibit 10.2

Dr. Ashish Khandpur
President and Chief Executive Officer

Avient Corporation
33587 Walker Road
Avon Lake, OH 44012
440.930.1000
www.avient.com

February 11, 2025

Mr. Joel R. Rathbun
c/o Avient Corporation
33587 Walker Road
Avon Lake, Ohio 44012

Dear Joel:
In connection with the conclusion of your service with Avient Corporation (“Avient” or the “Company”), including in the role of Senior Vice President, Mergers and Acquisitions, Avient desires to enter into this letter agreement with you (“Letter Agreement”) as of the date first written above (the “Effective Date”).
1.Separation from Avient. Effective as of February 21, 2025 (the “Separation Date”) your employment with Avient and its subsidiaries and affiliates, including your service in the role of Senior Vice President, Mergers and Acquisitions, will be involuntarily terminated by Avient without Serious Cause (as defined below). You and Avient agree that, as of the Separation Date, you will terminate from all positions you hold (if any) as an officer, employee or director of Avient and its subsidiaries and affiliates, and that you will promptly take any actions as may be necessary or reasonably requested by Avient to effectuate or memorialize such termination.
2.Modified Treatment of Outstanding Equity Awards.
(a)Rathbun Separation Treatment. Subject to the terms and conditions of this Letter Agreement, if the Employment Period (as defined below) ends on or before the Separation Date due to involuntarily termination of your employment by Avient without Serious Cause (as defined below), or due to your death on or before the Separation Date, your Restricted Stock Units (“RSUs”) previously awarded to you as long-term incentive awards and outstanding at that time (the “Outstanding Awards”) will be subject to the provisions of this Section 2 (the “Rathbun Separation Treatment”) (and the award agreements applicable to such Outstanding Awards are hereby modified by this Letter Agreement to reflect and implement the Rathbun Separation Treatment):

Mr. Joel R. Rathbun

(i)The Outstanding Awards will continue to vest pursuant to their terms from the Effective Date through the Separation Date;
(ii)RSUs Treatment.
(A)As of and after the Separation Date, a portion of the unvested RSUs constituting the Outstanding Awards (collectively, the “Pro-Rata RSUs Portion”) shall continue to vest and be payable upon their terms as if the Employment Period did not end and you remained employed by Avient after the Separation Date, with the Pro-Rata RSUs Portion determined as follows: for each of 2023 and 2024, the portion of your RSUs granted for such year constituting the Pro-Rata RSUs Portion shall be equal to the product (rounded to the nearest whole number) of (1) the total number of unvested RSUs granted to you in that year, multiplied by (2) a fraction (I) the numerator of which is the number of days from and including the grant date for such year’s RSUs through and including the Separation Date, and (II) the denominator of which is 1096 (provided, however, that notwithstanding the terms and conditions of any applicable award agreement, the RSUs granted in 2024 that constitute the Pro-Rata RSUs Portion shall be paid to you not later than March 15, 2026); and
(B)Any RSUs not part of the Pro-Rata RSUs Portion shall be deemed terminated and forfeited as of the Separation Date;
(iii)Unless expressly provided, this Letter Agreement will not affect the date on which Outstanding Awards become nonforfeitable.
3.Other Agreements.
(a)Definition of Employment Period. Except as otherwise provided herein, your employment with Avient is expected to continue from the Effective Date until the first to occur of: (i) the Separation Date; (ii) your death; (iii) an earlier voluntary termination of your employment with Avient by you; or (iv) an involuntary termination of your employment by Avient for Serious Cause (as defined below) (the “Employment Period”).
(b)Definition of Serious Cause. For purposes of this Letter Agreement, “Serious Cause” shall mean (i) your engagement in any acts which constitute fraud or embezzlement or disclosure of confidential information (as described in the Management Continuity Agreement or the Employment Agreement most recently executed by you with Avient (collectively, your “Employee Agreement”)), or (ii) your engaging in any of the acts or conduct prohibited by the Employee Agreement, regardless of whether your Employee Agreement remains in effect at the time of such acts or conduct, or (iii) any breach of a provision of this Letter Agreement or of any other agreement between you and Avient (including your Employee Agreement); provided, however, that you shall have 30 days from the date of notice to cure such breach.
(i)Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Letter Agreement (or in any other agreement, contract or arrangement with Avient or its subsidiaries or affiliates, or in any policy,

Mr. Joel R. Rathbun

procedure or practice of Avient or its subsidiaries or affiliates (collectively, the “Arrangements”)): (W) nothing in the Arrangements or otherwise limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (X) nothing in the Arrangements or otherwise prevents you from, without prior notice to Avient, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Avient nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

(c)Release of Claims Requirement for Rathbun Separation Treatment. Notwithstanding anything to the contrary, and as consideration for the Rathbun Separation Treatment, you hereby agree that you shall not receive or retain the Rathbun Separation Treatment as described in this Letter Agreement unless and until (i) you have signed and returned to the Company a release of claims (as presented by the Company, the “Release”) not later than 21 calendar days after the last day of the Employment Period and (ii) the period during which you may revoke the Release, if any, has elapsed. The Release, which shall be signed by you no earlier than the last day of the Employment Period, shall be in a written document intended to create a binding agreement by you to release any claim that you then have or may have against Avient and certain related entities and individuals, that arises on or before the date on which you sign the Release (including, without limitation, any claims under the federal Age Discrimination in Employment Act). If you fail to comply with the Release requirements described in this Section 3(c), then you will cease to be entitled to receive any further benefits under the Rathbun Separation Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
(d)Cooperation Requirement for Rathbun Separation Treatment. You hereby agree that your receipt of and retention of the Rathbun Separation Treatment as described in this Letter Agreement is contingent on, following the Employment Period (other than after your death), your action, until the second anniversary of the last day of the Employment Period, to: (i) provide reasonable cooperation and assistance to Avient in litigation, claims, disputes, investigations and/or regulatory matters or other proceedings that relate to events that occurred during your period of employment with Avient; (ii) provide reasonable cooperation and assistance to Avient with matters relating to its historic merger and acquisition activity, as well as other corporate and transactions from the period of your employment with Avient; and (iii) provide reasonable cooperation and assistance to Avient with matters relating to customers or investors, helping to resolve questions or issues

Mr. Joel R. Rathbun

that may arise with specific customers or investors or otherwise assisting as reasonably requested by Avient’s Chief Executive Officer. You will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Employment Period. If you fail to provide Avient with the cooperation and assistance described in this Section 3(d), then you will cease to be entitled to receive any further benefits under the Rathbun Separation Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
(e)Extension of Non-Compete and Non-Solicitation Covenants Requirement for Rathbun Separation Treatment. Notwithstanding anything to the contrary, and as consideration for the Rathbun Separation Treatment, you hereby agree your receipt of and retention of the Rathbun Separation Treatment as described in this Letter Agreement is subject to and contingent upon (i) your agreement hereby to extend the post-Employment Period duration of the non-competition and non-solicitation covenants provided for under your Employee Agreement to the second anniversary of the last day of the Employment Period, and (ii) you not engaging in any of the acts or conduct prohibited by your Employee Agreement that cause material harm to the Company. To the extent necessary or desirable, you hereby agree that your Employee Agreement is hereby modified by this Letter Agreement to reflect and implement the provisions of this Section 3(e).
(f)If you fail to comply with the requirements described in Section 3(c), 3(d) and 3(e), then you will cease to be entitled to receive any further benefits under the Rathbun Separation Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
4.Miscellaneous.
Avient may withhold from any amounts payable under this Letter Agreement all federal, including Medicare, Social Security and FUTA, state, city or other taxes as Avient is required to withhold pursuant to any applicable law, regulation or ruling.
Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Letter Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
By signing this Letter Agreement, you acknowledge and agree that the Rathbun Separation Treatment will be subject to the terms and conditions of Avient’s clawback policy or policies as may be in effect from time to time, and that you consent to be bound by the terms of such policies and fully cooperate with Avient in connection with the terms and conditions thereof. In the event any term of this Letter Agreement conflicts with any plan, program, award

Mr. Joel R. Rathbun

or policy, this Letter Agreement shall control, and such conflicting term shall be deemed amended by this Letter Agreement.
This Letter Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. This Letter Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.
The provisions of this Letter Agreement may be amended or waived only with the prior written consent of Avient and you, and no course of conduct or failure or delay in enforcing the provisions of this Letter Agreement shall affect the validity, binding effect or enforceability of this Letter Agreement.
To the extent applicable, it is intended that this Letter Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any proposed, temporary or final regulations, or any guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you or your beneficiaries. This Letter Agreement shall be administered in a manner consistent with such intent.
If you find this Letter Agreement acceptable, please sign and date the Letter Agreement below and return it to me. This Letter Agreement will become effective on the first date written above.
[signatures on following page]

Mr. Joel R. Rathbun

Sincerely,

AVIENT CORPORATION

By: _______________________________
Name: Dr. Ashish Khandpur
Title: President and Chief Executive Officer

Date: _________________________, 2025

I agree to the terms and conditions
in this Letter Agreement.

____________________________________
Name: Joel R. Rathbun

Date: _________________________, 2025